Exhibit 99.1

GTSI Reports Receipt of Nasdaq Staff Determination Letter

CHANTILLY, VA. — August 16, 2006 — GTSI® Corp. (Nasdaq: GTSI), today announced that it has received a staff determination letter from The Nasdaq Stock Market stating that because the Company has not filed its quarterly report on Form 10-Q for the period ending June 30, 2006 with the Securities and Exchange Commission (SEC), as required by Market Place Rule 4310(c)(14), GTSI’s common stock is subject to delisting from The Nasdaq National Market.  GTSI expects to request a hearing with Nasdaq which would stay the delisting pending the determination of NASDAQ’s hearing panel.

“This notification is standard operating procedure for Nasdaq,” said Jim Leto President and Chief Executive Officer of GTSI.  “We are confident that the thorough review of our financials is the prudent action to take, which resulted in the late filing of the 10-Q.  We look forward to presenting our plan of action to Nasdaq’s hearing panel.”

The company is in the process of amending and restating its 2004, 2005 and Q1 2006 financial statements.  While there is no assurance, the Company expects to avoid delisting of its common stock from The Nasdaq National Market by filing its Form 10-Q for June 30, 2006 with the SEC before delisting would otherwise take effect.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s practices incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

### ### ###